Exhibit 99.1

MAXIMUS PLANS FOURTH QUARTER CHARGE ARISING FROM
PARTIAL SETTLEMENT OF LITIGATION

Reston, VA — MAXIMUS (NYSE:MMS), a leading provider of government services, today filed a Form 8-K with the Securities and Exchange Commission to update the status of certain claims against the Company arising from fraudulent lease guarantees signed by two former employees without the Company’s authorization.  MAXIMUS originally disclosed this matter in 2004.

The Company has settled the lawsuit in Pennsylvania arising from this matter to avoid the uncertainty of a jury trial and the expense of protracted litigation.  The lawsuit in Georgia continues.  The Company plans to record a charge in its September 30, 2005 fourth fiscal quarter of $5.5 million, which includes the settlement of the lawsuit in Pennsylvania and associated fourth quarter legal expenses, as well as a reserve for estimated future defense costs for the ongoing Georgia lawsuit. The cost to the Company of the Pennsylvania settlement was significantly less than the original claim amount, and as a result the Company has settled approximately 50% of the initial total claim of $31 million.

MAXIMUS is one of America’s leading government services companies providing consulting, systems, and outsourcing services.  The Company has approximately 5,100 employees located in more than 280 offices in the United States, Canada, and Australia.  In 1999, 2001, 2002, 2003, and 2004, MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties.  These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission (file number 00 1-12997).